Press Release

F.N.B. Corporation Reports First Quarter 2018 Earnings

PITTSBURGH, PA - April 24, 2018 -- F.N.B. Corporation (NYSE: FNB) reported earnings for the first quarter of 2018 with net income available to common stockholders of $84.8 million, or $0.26 per diluted common share. Comparatively, fourth quarter of 2017 net income available to common stockholders totaled $22.1 million, or $0.07 per diluted common share, and first quarter of 2017 net income available to common stockholders totaled $21.0 million, or $0.09 per diluted common share.
On an operating basis, fourth quarter of 2017 earnings per diluted common share (non-GAAP) was $0.24, excluding the after-tax impact of $0.7 million of merger-related expenses and the impact of a reduction in the valuation of net deferred tax assets of $54.0 million due to the enactment of the Tax Cuts and Jobs Act during the fourth quarter of 2017. First quarter of 2017 operating earnings per diluted common share (non-GAAP) was $0.23, excluding the after-tax impact of $35.1 million of merger-related expenses and $1.7 million of merger-related securities gains.
"During the first quarter of 2018 FNB made progress towards our long-term strategic goals with strong performances in several key areas. Our operating net income and earnings per share increased 56% and 13%, respectively, compared to the prior year, led by solid growth in loans and in our fee-based businesses" said Vincent J. Delie Jr., Chairman, President and Chief Executive Officer. "Looking ahead, we are well-positioned across our footprint to build on those trends and continue to improve our key operating metrics, as we maintain our focus on delivering earnings per share growth and improved profitability."
First Quarter 2018 Highlights
(All comparisons refer to the first quarter of 2017, except as noted)

•	Growth in total loans was $1.1 billion, or 5.4%, with commercial loan growth of $606 million, or 4.7%, and consumer loan growth of $479 million, or 6.5%.

•	Total deposits increased $1.2 billion, or 5.5%, which included an increase in non-interest bearing deposits of $211 million, or 3.8%, and an increase in time deposits of $862 million, or 22.2%.

•	The loan to deposit ratio was 94.5% at March 31, 2018, compared to 94.6%.

•	The net interest margin (FTE) (non-GAAP) expanded 4 basis points to 3.39% from 3.35%.

•	Total revenue increased 28.9% to $294 million, reflecting a 30.9% increase in net interest income and a 22.5% increase in non-interest income.

•
Non-interest income increased $12.4 million or 22.5%, due to the benefit of the new markets and the further expansion of business lines, including wealth management, capital markets, mortgage banking and insurance.

•	The efficiency ratio on an operating basis (non-GAAP) improved to 55.8%, compared to 57.2%.

•	The annualized net charge-offs to total average loans ratio was unchanged at 0.20%.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.  "Incremental purchase accounting accretion" refers to the difference between total accretion and the estimated coupon interest income on acquired loans. "Organic growth" refers to growth excluding the benefit of initial balances from acquisitions.

Quarterly Results Summary	1Q18	4Q17	1Q17
Reported results
Net income available to common stockholders (millions)	$84.8	$22.1	$21.0
Net income per diluted common share	$0.26	$0.07	$0.09
Book value per common share (period-end)	$13.37	$13.30	$13.16
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$84.8	$76.8	$54.4
Operating net income per diluted common share	$0.26	$0.24	$0.23
Tangible common equity to tangible assets (period-end)	6.78%	6.74%	6.80%
Tangible book value per common share (period-end)	$6.14	$6.06	$5.86
Average Diluted Common Shares Outstanding (thousands)	325,767	325,229	239,262
Significant items influencing earnings[1] (millions)
Pre-tax merger-related expenses	$—	$(1.1)	$(52.7)
After-tax impact of merger-related expenses	$—	$(0.7)	$(35.1)
Reduction in valuation of deferred tax assets[2]	$—	$(54.0)	$—
Pre-tax merger-related net securities gains	$—	$—	$2.6
After-tax impact of net merger-related securities gains	$—	$—	$1.7
(1) Favorable (unfavorable) impact on earnings; (2) Changes in the valuation of deferred tax assets are considered reasonable estimates as of December 31, 2017. As a result, the amounts could be adjusted during the measurement period, which will end in December 2018.

First Quarter 2018 Results - Comparison to First Quarter 2017
Net interest income totaled $226.1 million, increasing $53.4 million, or 30.9%, reflecting average earning asset growth of $6.1 billion, or 28.4%, due to the benefit of acquired balances and organic growth. The net interest margin (FTE) (non-GAAP) expanded 4 basis points to 3.39% and included $1.8 million of higher incremental purchase accounting accretion and $0.7 million of higher cash recoveries compared to the first quarter of 2017. The tax- equivalent adjustment to net interest income totaled $3.1 million, compared to $3.5 million, primarily due to the lower federal statutory tax rate.
Average loans totaled $21.2 billion, an increase of $5.0 billion, or 30.7%, due to the benefit from acquired balances and continued organic growth. Organic growth in total average loans equaled $1.1 billion, or 5.5%. Total average organic consumer loan growth of $247 million, or 3.3%, was led by strong growth in residential mortgage and indirect auto loans. Organic growth in average commercial loans totaled $602 million, or 4.7%. Average deposits totaled $22.2 billion and increased $5.0 billion, or 29.4%, due to the benefit of acquired balances and average organic growth of $1.1 billion or 5.1%. On an organic basis, average total transaction deposits increased $381 million or 2.2%.
Non-interest income totaled $67.5 million, increasing $12.4 million or 22.5%. Non-interest income reflects the benefit of expanded operations in North and South Carolina and continued expansion of our fee-based businesses of wealth management, capital markets, mortgage banking and insurance.
Non-interest expense totaled $171.1 million, decreasing $16.5 million, or 8.8%. First quarter 2017 included $52.7 million of merger-related expenses. Excluding merger-related expenses, total non-interest expense increased $36.3 million, or 26.9%, with the increase primarily attributable to the expanded operations in North and South Carolina. The efficiency ratio (non-GAAP) was 55.8%, compared to 57.2% in the first quarter of 2017.
Credit quality results remained at satisfactory levels. For the originated portfolio, the ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO was 0.81%, declining 31 basis points from 1.12%. Total originated delinquency was 0.79% at March 31, 2018, a decrease of 15 basis points from 0.94% at March 31, 2017.
The provision for loan losses was $14.5 million for the first quarter of 2018, compared to $10.9 million for the first quarter of 2017. Net charge-offs totaled $10.6 million, or 0.20% annualized of total average loans, compared to $8.1 million or 0.20% in the first quarter of 2017. Originated net charge-offs were 0.29% annualized of total average originated loans, compared to 0.25% annualized of total average originated loans. The ratio of the allowance for loan losses to total loans increased 4 basis points to 0.84%.
For the originated portfolio, the allowance for loan losses to total originated loans was 1.08%, compared to 1.19% at March 31, 2017.
The effective tax rate was 19.7%, compared to 22.0%, reflecting the passage of the Tax Cuts and Jobs Act, which lowered the U.S. corporate income tax rate from 35% to 21% as of January 1, 2018. The effective tax rate for the first quarter of 2017 was affected by merger-related items.
The tangible common equity to tangible assets ratio (non-GAAP) decreased 2 basis points to 6.78% at March 31, 2018, compared to 6.80% at March 31, 2017. The tangible book value per common share (non-GAAP) was $6.14 at March 31, 2018, an increase of $0.28 from March 31, 2017.
First Quarter 2018 Results – Comparison to Prior Quarter
Net interest income totaled $226.1 million, decreasing $3.9 million or 1.7%. The net interest margin (FTE) (non-GAAP) narrowed 10 basis points to 3.39% and included $4.8 million of incremental purchase accounting accretion and $1.1 million of cash recoveries, compared to $4.7 million and $5.3 million, respectively, in the fourth quarter. The tax equivalent adjustment to net interest income totaled $3.1 million compared to $5.6 million, primarily due to the lower federal statutory rate. The impact of the tax equivalent adjustment to net interest margin was 0.05%, compared to 0.08% in the prior quarter. Total average earning assets increased $459 million, or 6.9% annualized, due to average loan growth of $344 million and a $142 million increase in average securities.
Average loans totaled $21.2 billion and increased 6.7% annualized, primarily due to strong growth in the commercial portfolio. Average commercial loan growth totaled $311 million, or 9.7% annualized, led by strong commercial origination activity in the Cleveland, Baltimore-Washington D.C. and Central Pennsylvania regions. Average consumer loan growth was $33 million, or 1.7% annualized, as continued growth in residential mortgage and indirect auto loans was mostly offset by declines of direct installment and consumer line of credit average balances.
Average deposits totaled $22.2 billion and decreased $40 million, or 0.7% annualized, as growth in average time deposits of $167 million was offset by seasonally lower business demand deposit and interest checking average balances. Period-end deposits totaled $22.5 billion and increased $97 million, or 1.8% annualized. The loan-to-deposit ratio was 94.5% at March 31, 2018, compared to 93.7% at December 31, 2017.
Non-interest income totaled $67.5 million, increasing $2.4 million, or 3.7%, from the prior quarter. Trust income increased $0.5 million, or 9.1%, and securities commissions increased $0.6 million, or 15.5%, from the prior quarter, reflecting organic growth and increased brokerage activity. Capital markets increased $0.3 million, or 5.8%, from the prior quarter, reflecting increased syndication fees and increased commercial swap activity in the Carolinas during the quarter. Mortgage banking income of $5.5 million reflects continued strong purchase origination volume and includes increased contributions from the Carolina markets.
Non-interest expense totaled $171.1 million, an increase of 2.7% compared to the prior quarter, which included $1.1 million of merger-related expenses. The primary driver of the linked-quarter increase in non-interest expense was a 3.8% increase in salaries and employee benefits related to seasonally higher employee taxes. Occupancy and equipment expense increased $1.8 million from the prior quarter as a result of increased expense for snow removal and other seasonal expenses. Other expenses for the first quarter of 2018 included $1.7 million of higher shares tax expense attributable to higher bank capital levels, state apportionment changes, and tax credits recognized in the prior quarter. The efficiency ratio (non-GAAP) increased to 55.8%.
The ratio of non-performing loans and OREO to total loans and OREO increased 1 basis point to 0.67%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO was stable at 0.81%. Total delinquency remains at satisfactory levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, improved 9 basis points to 0.79%, compared to 0.88% at December 31, 2017.
The provision for loan losses totaled $14.5 million, compared to $16.7 million in the prior quarter. Net charge-offs totaled $10.6 million, or 0.20% annualized of total average loans, compared to $11.3 million, or 0.22% annualized in the prior quarter. For the originated portfolio, net charge-offs were $11.0 million, or 0.29% annualized of total average originated loans, compared to $13.1 million or 0.35% annualized of total average originated loans. The ratio of the allowance for loan losses to total loans and leases was 0.84% at March 31, 2018, and December 31, 2017. For the originated portfolio, the allowance for loan losses to total originated loans was 1.08%, compared to 1.10% at December 31, 2017.

The tangible common equity to tangible assets ratio (non-GAAP) increased 4 basis points to 6.78% at March 31, 2018, compared to 6.74% at December 31, 2017. The tangible book value per common share (non-GAAP) was $6.14 at March 31, 2018, an increase of $0.08 from December 31, 2017.
Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.
These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. In the event of such a disclosure or release of non-GAAP financial measures, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP (included in the tables at the end of this release).
Management believes merger expenses are not organic costs to run our operations and facilities. These charges principally represent expenses to satisfy contractual obligations of the acquired entity without any useful benefit to us and to convert and consolidate the entity's records, systems and data onto our platforms and professional fees related to the transaction. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.
Management also considers the remeasurement of the deferred tax assets and liabilities due to the reduction in the corporate tax rate to be a significant item impacting earnings.  This tax item is specific to the Tax Cuts and Jobs Act (the “TCJA”) that was signed into law in December 2017 which included a reduction of the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018.  We recognized the income tax effects of the net deferred tax asset revaluation in our 2017 financial statements.  We believe adjusting for this tax change gives supplemental comparative data from the prior years’ presentation.
For the calculation of net interest margin and efficiency ratio, net interest income amounts are reflected on a fully taxable equivalent (FTE) basis which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017. We use these non-GAAP measures to provide an economic view believed to be the preferred industry measurement for these items and to provide relevant comparison between taxable and non-taxable amounts.

Cautionary Statement Regarding Forward-Looking Information
A number of statements (i) in this earnings release, (ii) in our presentations, and (iii) in our responses to questions on our conference call discussing our quarterly results and transactions, strategies and plans may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations relative to business and financial metrics, our outlook regarding revenues, expenses, earnings, liquidity, asset quality and statements regarding the impact of technology enhancements and customer and business process improvements.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Such forward-looking statements may be expressed in a variety of ways, including the use of future and present tense language expressing expectations or predictions of future financial or business performance or conditions based on current performance and trends. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in our reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; potential difficulties encountered in expanding into a new and remote geographic market; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business and technology initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with acquisitions and divestitures; economic conditions; interruption in or breach of security of our information systems; integrity and functioning of products, information systems and services provided by third party external vendors; changes in tax rules and regulations or interpretations including, but not limited to, the recently enacted Tax Cuts and Jobs Act; changes in accounting policies, standards and interpretations; liquidity risk; changes in asset valuations; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau, the Federal Deposit Insurance Company and legislative and regulatory actions and reforms.
Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2017, our subsequent quarterly 2018 Form 10-Q's (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this earnings release.

Conference Call
FNB's Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, will host a conference call to discuss the Company's financial results on Tuesday, April 24, 2018, at 10:30 AM ET.
Participants are encouraged to pre-register for the conference call at http://dpregister.com/10118027. Callers who pre-register will be provided a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.
Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 or (412) 317-5133 for international callers. Participants should ask to be joined into the F.N.B. Corporation call.
Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.
Presentation Materials: Presentation slides and the earnings release will also be available prior to the start of the call on the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com.

A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, May 1, 2018. The replay can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the conference replay access code is 10118027. Following the call, the related presentation materials will be posted to the "Investor Relations and Shareholder Services" section of F.N.B. Corporation's website at www.fnbcorporation.com.
About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in eight states. FNB holds a significant retail deposit market share in attractive markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of $32 billion, and more than 400 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina. The Company also operates Regency Finance Company, which has more than 75 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.
FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.
###
Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;
Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
				% Variance
				1Q18	1Q18
Statement of earnings	1Q18	4Q17	1Q17	4Q17	1Q17
Interest income	$272,927	$271,085	$194,693	0.7	40.2
Interest expense	46,822	41,049	21,941	14.1	113.4
Net interest income	226,105	230,036	172,752	(1.7)	30.9
Provision for credit losses	14,495	16,699	10,850	(13.2)	33.6
Non-interest income:
Service charges	30,077	31,550	24,581	(4.7)	22.4
Trust services	6,448	5,911	5,747	9.1	12.2
Insurance commissions and fees	5,135	4,546	5,141	13.0	(0.1)
Securities commissions and fees	4,319	3,738	3,623	15.5	19.2
Capital markets income	5,214	4,930	3,847	5.8	35.5
Mortgage banking operations	5,529	5,577	3,790	(0.9)	45.9
Net securities gains	—	21	2,625	n/m	n/m
Other	10,781	8,831	5,762	22.1	87.1
Total non-interest income	67,503	65,104	55,116	3.7	22.5
Total revenue	293,608	295,140	227,868	(0.5)	28.9
Non-interest expense:
Salaries and employee benefits	89,326	86,033	73,578	3.8	21.4
Occupancy and equipment	30,033	28,255	20,979	6.3	43.2
FDIC insurance	8,834	8,956	5,387	(1.4)	64.0
Amortization of intangibles	4,218	4,801	3,098	(12.1)	36.2
Other real estate owned	1,367	1,026	983	33.2	39.1
Merger-related	—	1,054	52,724	n/m	n/m
Other	37,305	36,404	30,806	2.5	21.1
Total non-interest expense	171,083	166,529	187,555	2.7	(8.8)
Income before income taxes	108,030	111,912	29,463	(3.5)	266.7
Income taxes	21,268	87,786	6,484	(75.8)	228.0
Net income	86,762	24,126	22,979	259.6	277.6
Preferred stock dividends	2,010	2,011	2,010	—	—
Net income available to common stockholders	$84,752	$22,115	$20,969	283.2	304.2
Earnings per common share
Basic	$0.26	$0.07	$0.09	271.4	188.9
Diluted	$0.26	$0.07	$0.09	271.4	188.9
n/m - not meaningful

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
				% Variance
				1Q18	1Q18
Balance Sheets (at period end)	1Q18	4Q17	1Q17	4Q17	1Q17
Assets
Cash and due from banks	$325,101	$408,718	$381,416	(20.5)	(14.8)
Interest bearing deposits with banks	61,228	70,725	68,967	(13.4)	(11.2)
Cash and cash equivalents	386,329	479,443	450,383	(19.4)	(14.2)
Securities available for sale	2,927,463	2,764,562	2,638,815	5.9	10.9
Securities held to maturity	3,224,000	3,242,268	2,922,152	(0.6)	10.3
Loans held for sale	37,982	92,891	75,270	(59.1)	(49.5)
Loans and leases, net of unearned income	21,262,397	20,998,766	20,177,650	1.3	5.4
Allowance for credit losses	(179,247)	(175,380)	(160,782)	2.2	11.5
Net loans and leases	21,083,150	20,823,386	20,016,868	1.2	5.3
Premises and equipment, net	333,424	336,540	355,436	(0.9)	(6.2)
Goodwill	2,251,281	2,249,188	2,250,305	0.1	—
Core deposit and other intangible assets, net	87,858	92,075	106,494	(4.6)	(17.5)
Bank owned life insurance	529,843	526,818	467,457	0.6	13.3
Other assets	791,023	810,464	907,515	(2.4)	(12.8)
Total Assets	$31,652,353	$31,417,635	$30,190,695	0.7	4.8
Liabilities
Deposits:
Non-interest bearing demand	$5,748,568	$5,720,030	$5,537,679	0.5	3.8
Interest bearing demand	9,407,111	9,571,038	9,285,393	(1.7)	1.3
Savings	2,600,151	2,488,178	2,623,531	4.5	(0.9)
Certificates and other time deposits	4,741,259	4,620,479	3,879,669	2.6	22.2
Total Deposits	22,497,089	22,399,725	21,326,272	0.4	5.5
Short-term borrowings	3,802,480	3,678,337	3,585,963	3.4	6.0
Long-term borrowings	659,890	668,173	696,206	(1.2)	(5.2)
Other liabilities	259,441	262,206	226,459	(1.1)	14.6
Total Liabilities	27,218,900	27,008,441	25,834,900	0.8	5.4
Stockholders' Equity
Preferred Stock	106,882	106,882	106,882	—	—
Common stock	3,255	3,253	3,246	0.1	0.3
Additional paid-in capital	4,037,847	4,033,567	4,020,527	0.1	0.4
Retained earnings	413,340	367,658	299,818	12.4	37.9
Accumulated other comprehensive loss	(108,724)	(83,052)	(56,969)	30.9	90.8
Treasury stock	(19,147)	(19,114)	(17,709)	0.2	8.1
Total Stockholders' Equity	4,433,453	4,409,194	4,355,795	0.6	1.8
Total Liabilities and Stockholders' Equity	$31,652,353	$31,417,635	$30,190,695	0.7	4.8

F.N.B. Corporation	1Q18			4Q17			1Q17
(Unaudited)		Interest	Average		Interest	Average		Interest	Average
(Dollars in thousands)	Average	Earned	Yield	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest bearing deposits with banks	$103,904	$360	1.40%	$85,772	$233	1.08%	$85,663	$180	0.85%
Federal funds sold	—	—	—%	—	—	—%	4,579	8	0.72%
Taxable investment securities (2)	5,046,294	26,879	2.13%	4,976,270	25,470	2.05%	4,479,439	22,479	2.01%
Non-taxable investment securities (1)	951,021	8,278	3.48%	879,002	9,222	4.20%	500,206	5,190	4.15%
Loans held for sale	65,897	911	5.56%	111,230	1,712	6.14%	12,358	163	5.61%
Loans and leases (1) (3)	21,155,619	239,602	4.58%	20,811,856	240,045	4.58%	16,190,470	170,195	4.26%
Total Interest Earning Assets (1)	27,322,735	276,030	4.08%	26,864,130	276,682	4.09%	21,272,715	198,215	3.77%
Cash and due from banks	358,717			369,977			294,739
Allowance for loan losses	(180,478)			(172,766)			(161,371)
Premises and equipment	336,816			336,527			273,908
Other assets	3,656,716			3,699,854			2,382,108
Total Assets	$31,494,506			$31,097,722			$24,062,099
Liabilities
Deposits:
Interest-bearing demand	$9,388,774	11,454	0.49%	$9,591,888	10,397	0.43%	$7,416,346	4,831	0.26%
Savings	2,536,439	1,031	0.17%	2,514,931	841	0.14%	2,412,798	521	0.09%
Certificates and other time	4,637,032	13,984	1.20%	4,470,424	12,864	1.12%	2,889,129	6,388	0.90%
Short-term borrowings	3,985,254	15,207	1.54%	3,551,840	11,949	1.33%	3,202,033	6,674	0.84%
Long-term borrowings	660,970	5,146	3.16%	661,100	4,998	3.00%	534,762	3,527	2.68%
Total Interest Bearing Liabilities	21,208,469	46,822	0.89%	20,790,183	41,049	0.78%	16,455,068	21,941	0.54%
Non-interest bearing demand deposits	5,607,640			5,632,924			4,414,354
Other liabilities	248,128			220,855			184,824
Total Liabilities	27,064,237			26,643,962			21,054,246
Stockholders' equity	4,430,269			4,453,760			3,007,853
Total Liabilities and Stockholders' Equity	$31,494,506			$31,097,722			$24,062,099
Net Interest Earning Assets	$6,114,266			$6,073,947			$4,817,647
Net Interest Income (FTE) (1)		229,208			235,633			176,274
Tax Equivalent Adjustment		(3,103)			(5,597)			(3,522)
Net Interest Income		$226,105			$230,036			$172,752
Net Interest Spread			3.19%			3.31%			3.23%
Net Interest Margin (1)			3.39%			3.49%			3.35%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017 for each period presented.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

	1Q18	4Q17	1Q17
Performance ratios
Return on average equity	7.94%	2.15%	3.10%
Return on average tangible equity (1)	17.48%	5.13%	6.23%
Return on average tangible common equity (1)	18.01%	5.00%	6.14%
Return on average assets	1.12%	0.31%	0.39%
Return on average tangible assets (1)	1.25%	0.38%	0.45%
Net interest margin (FTE) (2)	3.39%	3.49%	3.35%
Yield on earning assets (FTE) (2)	4.08%	4.09%	3.77%
Cost of interest-bearing liabilities	0.89%	0.78%	0.54%
Cost of funds	0.71%	0.62%	0.43%
Efficiency ratio (1)	55.78%	53.09%	57.15%
Effective tax rate	19.69%	78.44%	22.01%
Capital ratios
Equity / assets (period end)	14.01%	14.03%	14.43%
Common equity / assets (period end)	13.67%	13.69%	14.07%
Leverage ratio	7.59%	7.58%	9.64%
Tangible equity / tangible assets (period end) (1)	7.14%	7.11%	7.18%
Tangible common equity / tangible assets (period end) (1)	6.78%	6.74%	6.80%
Common stock data
Average diluted shares outstanding	325,766,968	325,229,043	239,261,683
Period end shares outstanding	323,686,993	323,465,140	322,906,763
Book value per common share	$13.37	$13.30	$13.16
Tangible book value per common share (1)	$6.14	$6.06	$5.86
Dividend payout ratio (common)	46.10%	176.51%	121.83%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)
				Percent Variance
				1Q18	1Q18
	1Q18	4Q17	1Q17	4Q17	1Q17
Balances at period end
Loans and Leases:
Commercial real estate	$8,811,475	$8,741,864	$8,768,357	0.8	0.5
Commercial and industrial	4,279,969	4,170,667	3,792,679	2.6	12.8
Commercial leases	279,582	266,720	197,071	4.8	41.9
Other	39,347	17,063	46,315	130.6	(15.0)
Commercial loans and leases	13,410,373	13,196,314	12,804,422	1.6	4.7
Direct installment	1,871,639	1,905,535	1,965,118	(1.8)	(4.8)
Residential mortgages	2,762,101	2,702,691	2,342,167	2.2	17.9
Indirect installment	1,524,501	1,448,433	1,259,947	5.3	21.0
Consumer LOC	1,693,783	1,745,793	1,805,996	(3.0)	(6.2)
Consumer loans	7,852,024	7,802,452	7,373,228	0.6	6.5
Total loans and leases	$21,262,397	$20,998,766	$20,177,650	1.3	5.4

				Percent Variance
Average balances				1Q18	1Q18
Loans and Leases:	1Q18	4Q17	1Q17	4Q17	1Q17
Commercial real estate	$8,809,648	$8,680,101	$6,222,381	1.5	41.6
Commercial and industrial	4,225,318	4,075,626	3,245,732	3.7	30.2
Commercial leases	272,295	242,365	196,159	12.3	38.8
Other	47,170	45,254	44,934	4.2	5.0
Commercial loans and leases	13,354,431	13,043,346	9,709,206	2.4	37.5
Direct installment	1,884,302	1,915,970	1,869,218	(1.7)	0.8
Residential mortgages	2,723,257	2,653,148	1,969,374	2.6	38.3
Indirect installment	1,474,005	1,440,572	1,226,488	2.3	20.2
Consumer LOC	1,719,624	1,758,820	1,416,184	(2.2)	21.4
Consumer loans	7,801,188	7,768,510	6,481,264	0.4	20.4
Total loans and leases	$21,155,619	$20,811,856	$16,190,470	1.7	30.7

F.N.B. CORPORATION
(Unaudited)				Percent Variance
(Dollars in thousands)				1Q18	1Q18
Asset Quality Data	1Q18	4Q17	1Q17	4Q17	1Q17
Non-Performing Assets
Non-performing loans (1)
Non-accrual loans	$77,684	$74,635	$81,390	4.1	(4.6)
Restructured loans	24,452	23,481	23,988	4.1	1.9
Non-performing loans	102,136	98,116	105,378	4.1	(3.1)
Other real estate owned (OREO) (2)	40,980	40,606	50,088	0.9	(18.2)
Total non-performing assets	$143,116	$138,722	$155,466	3.2	(7.9)
Non-performing loans / total loans and leases	0.48%	0.47%	0.52%
Non-performing loans / total originated loans and leases (3)	0.58%	0.57%	0.77%
Non-performing loans + OREO / total loans and leases + OREO	0.67%	0.66%	0.77%
Non-performing loans + OREO / total originated loans and leases + OREO (3)	0.81%	0.81%	1.12%
Non-performing assets / total assets	0.45%	0.44%	0.51%
Delinquency - Originated Portfolio (3)
Loans 30-89 days past due	$50,412	$62,146	$38,398	(18.9)	31.3
Loans 90+ days past due	7,304	9,121	6,932	(19.9)	5.4
Non-accrual loans	68,121	63,644	76,294	7.0	(10.7)
Total past due and non-accrual loans	$125,837	$134,911	$121,624	(6.7)	3.5
Total past due and non-accrual loans / total originated loans	0.79%	0.88%	0.94%
Delinquency - Acquired Portfolio (4) (5)
Loans 30-89 days past due	$61,128	$66,926	$85,170	(8.7)	(28.2)
Loans 90+ days past due	86,112	89,950	69,213	(4.3)	24.4
Non-accrual loans	9,563	10,991	5,096	(13.0)	87.7
Total past due and non-accrual loans	$156,803	$167,867	$159,479	(6.6)	(1.7)
Delinquency - Total Portfolio
Loans 30-89 days past due	$111,540	$129,072	$123,568	(13.6)	(9.7)
Loans 90+ days past due	93,416	99,071	76,145	(5.7)	22.7
Non-accrual loans	77,684	74,635	81,390	4.1	(4.6)
Total past due and non-accrual loans	$282,640	$302,778	$281,103	(6.7)	0.5

(1)	Does not include loans acquired at fair value ("acquired portfolio").
(2)	Includes all other real estate owned, including those balances acquired through business combinations that have been in acquired loans prior to foreclosure.
(3)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(4)
"Acquired Portfolio" or "Acquired Loans" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for loan losses recognized subsequent to acquisition.

(5)	Represents contractual balances.

F.N.B. CORPORATION
(Unaudited)				Percent Variance
(Dollars in thousands)				1Q18	1Q18
Allowance Rollforward	1Q18	4Q17	1Q17	4Q17	1Q17

Allowance for Credit Losses - Originated Portfolio (2)
Balance at beginning of period	$168,682	$163,234	$150,791	3.3	11.9
Provision for credit losses	14,769	18,509	11,337	(20.2)	30.3
Net loan charge-offs	(11,041)	(13,061)	(7,914)	(15.5)	39.5
Allowance for credit losses - originated portfolio (2)	$172,410	$168,682	$154,214	2.2	11.8
Allowance for credit losses (originated loans and leases) / total originated loans and leases (2)	1.08%	1.10%	1.19%
Allowance for credit losses (originated loans and leases) / total non-performing loans (1)	186.24%	193.61%	153.78%
Net loan charge-offs on originated loans and leases (annualized) / total average originated loans and leases (2)	0.29%	0.35%	0.25%
Allowance for Credit Losses - Acquired Portfolio (3)
Balance at beginning of period	$6,698	$6,782	$7,268	(1.2)	(7.8)
Provision for credit losses	(274)	(1,810)	(487)	(84.9)	(43.7)
Net loan (charge-offs)/recoveries	413	1,726	(213)	(76.1)	(293.9)
Allowance for credit losses - acquired portfolio (3)	$6,837	$6,698	$6,568	2.1	4.1
Allowance for Credit Losses - Total Portfolio
Balance at beginning of period	$175,380	$170,016	$158,059	3.2	11.0
Provision for credit losses	14,495	16,699	10,850	(13.2)	33.6
Net loan (charge-offs)/recoveries	(10,628)	(11,335)	(8,127)	(6.2)	30.8
Total allowance for credit losses	$179,247	$175,380	$160,782	2.2	11.5
Allowance for credit losses / total loans and leases	0.84%	0.84%	0.80%
Net loan charge-offs (annualized) / total average loans and leases	0.20%	0.22%	0.20%

(1)	Does not include loans acquired at fair value ("acquired portfolio").
(2)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(3)
"Acquired Portfolio" or "Acquired Loans" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for loan losses recognized subsequent to acquisition.

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers.  The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP.  The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.

				% Variance
				1Q18	1Q18
Operating net income available to common stockholders:	1Q18	4Q17	1Q17	4Q17	1Q17
Net income available to common stockholders	$84,752	$22,115	$20,969
Merger-related expense	—	1,054	52,724
Tax benefit of merger-related expense	—	(365)	(17,579)
Merger-related net securities gains	—	—	(2,609)
Tax expense of merger-related net securities gains	—	—	913
Reduction in valuation of deferred tax assets	—	54,042	—
Operating net income available to common stockholders (non-GAAP)	$84,752	$76,846	$54,418	10.3	55.7

Operating earnings per diluted common share:
Earnings per diluted common share	$0.26	$0.07	$0.09
Merger-related expense	—	0.00	0.22
Tax benefit of merger-related expense	—	0.00	(0.07)
Merger-related net securities gains	—	—	(0.01)
Tax expense of merger-related net securities gains	—	—	0.00
Reduction in valuation of deferred tax assets	—	0.17	—
Operating earnings per diluted common share (non-GAAP)	$0.26	$0.24	$0.23	8.3	13.0

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
	1Q18	4Q17	1Q17
Return on average tangible equity:
Net income (annualized)	$351,867	$95,719	$93,191
Amortization of intangibles, net of tax (annualized)	13,513	12,381	8,166
Tangible net income (annualized) (non-GAAP)	$365,380	$108,100	$101,357

Average total stockholders' equity	$4,430,269	$4,453,760	$3,007,853
Less: Average intangibles(1)	(2,339,783)	(2,344,675)	(1,381,712)
Average tangible stockholders' equity (non-GAAP)	$2,090,486	$2,109,085	$1,626,141

Return on average tangible equity (non-GAAP)	17.48%	5.13%	6.23%
Return on average tangible common equity:
Net income available to common stockholders (annualized)	$343,715	$87,740	$85,042
Amortization of intangibles, net of tax (annualized)	13,513	12,381	8,166
Tangible net income available to common stockholders (annualized) (non-GAAP)	$357,228	$100,121	$93,208

Average total stockholders' equity	$4,430,269	$4,453,760	$3,007,853
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Average intangibles(1)	(2,339,783)	(2,344,675)	(1,381,712)
Average tangible common equity (non-GAAP)	$1,983,604	$2,002,203	$1,519,259

Return on average tangible common equity (non-GAAP)	18.01%	5.00%	6.14%
Return on average tangible assets:
Net income (annualized)	$351,867	$95,719	$93,191
Amortization of intangibles, net of tax (annualized)	13,513	12,381	8,166
Tangible net income (annualized) (non-GAAP)	$365,380	$108,100	$101,357

Average total assets	$31,494,506	$31,097,722	$24,062,099
Less: Average intangibles(1)	(2,339,783)	(2,344,675)	(1,381,712)
Average tangible assets (non-GAAP)	$29,154,723	$28,753,047	$22,680,387

Return on average tangible assets (non-GAAP)	1.25%	0.38%	0.45%
Tangible book value per common share:
Total stockholders' equity	$4,433,453	$4,409,194	$4,355,795
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles(1)	(2,339,139)	(2,341,263)	(2,356,800)
Tangible common equity (non-GAAP)	$1,987,432	$1,961,049	$1,892,113

Common shares outstanding	323,686,993	323,465,140	322,906,763

Tangible book value per common share (non-GAAP)	$6.14	$6.06	$5.86

(1) Excludes loan servicing rights

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)
	1Q18	4Q17	1Q17
Tangible equity / tangible assets (period end):
Total stockholders' equity	$4,433,453	$4,409,194	$4,355,795
Less: intangibles(1)	(2,339,139)	(2,341,263)	(2,356,800)
Tangible equity (non-GAAP)	$2,094,314	$2,067,931	$1,998,995

Total assets	$31,652,353	$31,417,635	$30,190,695
Less: intangibles(1)	(2,339,139)	(2,341,263)	(2,356,800)
Tangible assets (non-GAAP)	$29,313,214	$29,076,372	$27,833,895

Tangible equity / tangible assets (period end) (non-GAAP)	7.14%	7.11%	7.18%
Tangible common equity / tangible assets (period end):
Total stockholders' equity	$4,433,453	$4,409,194	$4,355,795
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles (1)	(2,339,139)	(2,341,263)	(2,356,800)
Tangible common equity (non-GAAP)	$1,987,432	$1,961,049	$1,892,113

Total assets	$31,652,353	$31,417,635	$30,190,695
Less: intangibles(1)	(2,339,139)	(2,341,263)	(2,356,800)
Tangible assets (non-GAAP)	$29,313,214	$29,076,372	$27,833,895

Tangible common equity / tangible assets (period end) (non-GAAP)	6.78%	6.74%	6.80%

KEY PERFORMANCE INDICATORS
Efficiency ratio (FTE):
Total non-interest expense	$171,083	$166,529	$187,555
Less: amortization of intangibles	(4,218)	(4,801)	(3,098)
Less: OREO expense	(1,367)	(1,026)	(983)
Less: merger-related expense	—	(1,054)	(52,724)
Adjusted non-interest expense	$165,498	$159,648	$130,750

Net interest income	$226,105	$230,036	$172,752
Taxable equivalent adjustment	3,103	5,597	3,522
Non-interest income	67,503	65,104	55,116
Less: net securities gains	—	(21)	(2,625)
Adjusted net interest income (FTE) + non-interest income	$296,711	$300,716	$228,765

Efficiency ratio (FTE) (non-GAAP)	55.78%	53.09%	57.15%
(1) Excludes loan servicing rights